      As filed with the Securities and Exchange Commission on September 13, 2001
                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             BAY STATE BANCORP, INC.
   (exact name of registrant as specified in its certificate of incorporation)

DELAWARE                                                  04-3398630
(state or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

                               1299 BEACON STREET
                         BROOKLINE, MASSACHUSETTS 02146
                                 (617) 739-9500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                 BAY STATE BANCORP, INC. 1999 STOCK OPTION PLAN
                            (Full Title of the Plan)
                      -------------------------------------

JOHN F. MURPHY                                  COPIES TO:
PRESIDENT, CHAIRMAN OF THE BOARD OF DIRECTORS,  LAWRENCE M. F. SPACCASI, ESQUIRE
CHIEF EXECUTIVE OFFICER AND TREASURER           THOMAS P. HUTTON, ESQUIRE
BAY STATE BANCORP, INC.                         MULDOON MURPHY & FAUCETTE LLP
1299 BEACON STREET                              5101 WISCONSIN AVENUE, N.W.
BROOKLINE, MASSACHUSETTS 02146                  WASHINGTON, DC  20016
(617) 739-9500                                  (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
             Securities Act of 1933, check the following box. / X /
                                                              ----

====================================================================================================
  Title of each Class of     Amount to be    Proposed Purchase   Estimated Aggregate   Registration
Securities to be Registered  Registered(1)   Price Per Share       Offering Price           Fee
----------------------------------------------------------------------------------------------------
       Common Stock            120,423
      $.01 par Value         Shares (2)           $34.90(3)          $4,202,763          $1,051
====================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Bay State Bancorp, Inc. 1999 Stock Option Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Bay State Bancorp, Inc., pursuant to 17 C.F.R.
    Section 230.416(a).
(2) Represents the total number of shares currently reserved or available for issuance as options pursuant to the Plan.
(3) Represents the fair market value of Common Stock on September 4, 2001, for which options for 120,423 shares of Common Stock are available under the Plan.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462.

Number of Pages 13
Exhibit Index begins on Page 10

BAY STATE BANCORP, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The document containing the information for the Bay State Bancorp, Inc. (the "Company" or the "Registrant") 1999 Stock Option Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). The document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed or to be filed with the SEC are incorporated by reference in this Registration Statement:

        (a) The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001, which includes the consolidated statements of financial condition of Bay State Bancorp, Inc. and Subsidiaries as of March 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2001, together with the related notes (File No. 001-13691) filed with the SEC on June 15, 2001.

        (b) The Form 10-Q report filed by the Company for the fiscal quarter ended September 30, 2000 and December 31, 2000 and June 30, 2001 (File No. 001-13691), filed with the SEC on November 13, 2000 and February 13, 2001, and August 13, 2001 respectively.

        (c) The description of the Company's Common Stock contained in the Company's Form 8-A (File No. 001-13691), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder on December 9, 1997 and declared effective on February 12, 1998, as incorporated by reference from the Company's Registration Statement on Form SB-2 (SEC File No. 333-40115) declared effective on February 12, 1998.

        (d) All documents filed by the Registrant  pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

         ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

        The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

        None.

        The validity of the Common Stock offered hereby has been passed upon by Muldoon Murphy & Faucette LLP, Washington, D.C., special counsel to the Registrant.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists. This indemnification applies to the Board of Directors who administer the Plan.

        In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:
-----

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that; and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:
--------

A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

        The Registrant is also permitted to maintain directors' and officers' liability insurance covering its directors and officers and has obtained a directors' and officers' liability and corporation reimbursement policy which (subject to certain limits and deductibles) (i) insures officers and directors of the Registrant against loss arising from certain claims made against them by reason of their being such directors or officers, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8.   LIST OF EXHIBITS.

        The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

        5 Opinion of Muldoon Murphy & Faucette LLP as to the legality of the Common Stock to be issued.

        10        Bay State Bancorp, Inc. 1999 Stock Option Plan.1

        23.0 Consent of Muldoon Murphy & Faucette LLP (contained in the opinion included in Exhibit 5).

        23.1      Consent of Shatswell, Macleod & Company, P.C.

        24        Power of Attorney is located on the signature pages.
--------------------------
1 Incorporated herein by reference from Appendix B to the Proxy Statement on form DEF 14A (SEC 001- 13691) filed with the SEC on June 12, 1999.

ITEM 9.   UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1)    To  file,   during  any  period  in  which  it  offers  or  sells
               securities, a post-effective amendment to this Registration Statement to:

               (i) Include any Prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) Include any additional or changed material information on the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to
                      Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.

        (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

        (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's or the Plan's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration
               Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, Bay State Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookline, Massachusetts, on August 23, 2001.

                                       BAY STATE BANCORP, INC.



                                       By: /s/ John F. Murphy
                                           -------------------------------------
                                           John F. Murphy
                                           President and Chief Executive Officer
                                           Treasurer and Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

        KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Murphy) constitutes and appoints John F. Murphy and Mr. Murphy hereby constitutes and appoints Denise M. Renaghan, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him (or her) and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


     Name                              Title                          Date
     ----                              -----                          ----


/s/ John F. Murphy          President, Chief Executive Officer,  August 23, 2001
--------------------------  Treasurer and Chairman of the Board
John F. Murphy              (principal executive officer)



/s/ Denise M. Renaghan      Executive Vice President, Chief      August 23, 2001
--------------------------  Operating Officer and Director
Denise M. Renaghan



/s/ Michael O. Gilles       Chief Financial Officer              August 23, 2001
-------------------------   (Principal Accounting and
Michael O. Gilles           Financial Officer)

/s/ Robert B. Cleary        Director                             August 23, 2001
-------------------------
Robert B. Cleary



/s/ Leo F. Grace            Director                             August 23, 2001
-------------------------
Leo F. Grace



/s/ Richard F. Hughes       Director                             August 23, 2001
-------------------------
Richard F. Hughes



/s/ Richard F. McBride      Director                             August 23, 2001
-------------------------
Richard F. McBride



/s/ Kent T. Spellman        Director                             August 23, 2001
-------------------------
Kent T. Spellman




                                  EXHIBIT INDEX
                                  -------------


                                                                                                   Sequentially
                                                                                                     Numbered
                                                                                                       Page
  Exhibit No.        Description                Method of Filing                                     Location
--------------       ---------------------      -------------------------------------------------  -------------

       5             Opinion of MM&F            Filed herewith.                                         11

      10             Bay State Bancorp,         Incorporated herein by reference from Appendix B        --
                     Inc. 1999 Stock            to the Proxy Statement on form DEF 14A (SEC
                     Option Plan                No. 001-13691) filed with the SEC on June 14,
                                                1999.

     23.0            Consent of MM&F            Contained in Exhibit 5.                                 11

     23.1            Consent of Shatswell,      Filed herewith.                                         13
                     Macleod & Company,
                     P.C.

      24             Power of Attorney          Located on the signature page.                          --

